EX-33.4
(logo) PACIFIC LIFE

MANAGEMENT'S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC
REGULATION AB SERVICING CRITERIA


Pacific Life Insurance Company (the "Asserting Party") is responsible for assessing compliance, for the period March 28, 2012 through December 31, 2012, with the servicing criteria set forth in Item 1122 (d) of the SEC's Regulation AB, specifically criteria 1122(d)(3)(i)(a-c) and (d)(4)(vii), for the period March 28, 2012 through December 31, 2012, which management has determined to be applicable to the activities performed by the Company with respect to the Platform. The transactions covered by this report include all asset-backed transactions under the Securitized Commercial Mortgage Loans Operating Advisor Platform (the "Platform"), as listed in Appendix A.

The Asserting Party has assessed the effectiveness of Pacific Life Insurance Company's compliance with the Applicable Servicing Criteria as of December 31, 2012 and for the period March 28, 2012 through December 31, 2012 and has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria for the period March 28, 2012 through December 31, 2012, with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria for the period March 28, 2012 through December 31, 2012, as set forth in this assertion.


Pacific Life Insurance Company


/s/ Tony Premer
Tony Premer
Senior Vice President, Real Estate Investments
February 20, 2013


/s/ Michelle Stickles
Michelle Stickles
Vice President, Asset Management
February 20, 2013


PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive, Newport Beach, California 92660-6397
Tel (949) 219-3011


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APPENDIX A


SECURITIZED COMMERCIAL MORTGAGE LOANS
OPERATING ADVISOR PLATFORM


Trust Name
Morgan Stanley Capital I Series 2012-C4